Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-211335, 333-216200 and 333-223153 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of Acacia Communications, Inc. and subsidiaries, and the effectiveness of Acacia Communication, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Acacia Communications, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

February 21, 2019